EXHIBIT 99

FOR IMMEDIATE RELEASE	Contact:	Alan D. Eskow
Senior Executive Vice President and
Chief Financial Officer
973-305-4003

VALLEY NATIONAL BANCORP’S MORTGAGE REFINANCE PROGRAM PROPELS

SOLID THIRD QUARTER EARNINGS

WAYNE, NJ — October 25, 2012 — Valley National Bancorp (NYSE:VLY), the holding company for Valley National Bank, today reported net income for the third quarter of 2012 of $39.4 million, or $0.20 per diluted common share as compared to the third quarter of 2011 earnings of $35.4 million, or $0.20 per diluted common share and second quarter of 2012 earnings of $32.8 million, or $0.17 per diluted common share. All common share data presented in this press release, including the earnings per diluted common share data above, were adjusted for a five percent stock dividend issued on May 25, 2012.

Key highlights for the third quarter:

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Mortgage Banking Activities: Residential mortgage loan origination volumes remained strong during the period due to the historically low market interest rates and the continued success of Valley’s low fixed-price refinance programs. Valley shifted the majority of its residential mortgage production to an “originate and sell” model during the third quarter of 2012. As a result, Valley’s gains on sales of residential mortgage loans (originated for sale) totaled $25.1 million for the third quarter of 2012 as compared to $3.1 million for the second quarter of 2012 and $2.9 million for the third quarter of 2011. See the “Loans and Deposits” section below for more details.

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Asset Quality: Non-performing assets declined 5.2 percent from the second quarter of 2012 as total non-accrual loans decreased to $121.4 million, or 1.09 percent of our entire loan portfolio of $11.1 billion, at September 30, 2012, compared to $126.2 million, or 1.10 percent, at June 30, 2012. At September 30, 2012, our non-performing assets included 27 performing residential mortgage and home equity loans totaling $3.0 million that were reclassified to non-accrual status due to the implementation of newly issued Office of the Comptroller of the Currency (OCC) guidance. Loan charge-offs related to the reclassified loans were immaterial for the third quarter of 2012. At September 30, 2012, residential mortgage and home equity loans delinquent 30 days or more totaled $52.9 million, or 1.77 percent of approximately $3.0 billion in total loans within these categories. Commercial real estate (excluding construction) loans delinquent 30 days or more decreased to 1.46 percent of the loan portfolio at September 30, 2012 as compared to 1.65 percent at June 30, 2012. See “Credit Quality” section below for more details.

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Provision for Losses on Non-Covered Loans and Unfunded Letters of Credit: The provision for losses on non-covered loans and unfunded letters of credit was $7.3 million for the third quarter of 2012 as compared to $7.4 million for the second quarter of 2012 and $7.8 million for the third quarter of 2011. Net loan charge-offs on non-covered loans decreased to $5.9 million for the third quarter of 2012 compared to $8.7 million for the second quarter of 2012 and increased from $4.8 million for the third quarter of 2011. At September 30, 2012, our allowance for losses on non-covered loans and unfunded letters of credit totaled $122.1 million and was 1.12 percent of non-covered loans, as compared to 1.08 percent and 1.34 percent at June 30, 2012 and September 30, 2011, respectively.

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Provision for Losses on Covered Loans: We recorded no provision for losses on covered loans (i.e., loans subject to our loss-sharing agreements with the FDIC) related to additional credit impairment of

Valley National Bancorp (NYSE: VLY)

2012 Third Quarter Earnings

October 25, 2012

the loan pools during the third quarter of 2012, second quarter of 2012 and third quarter of 2011. Net charge-offs of covered loans totaled $2.3 million, $1.8 million and $6.1 million for the third quarter of 2012, second quarter of 2012 and third quarter of 2011, respectively. Our allowance for losses on covered loans totaled $9.5 million, $11.8 million, and $12.6 million at September 30, 2012, June 30, 2012 and September 30, 2011, respectively.

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Net Interest Income and Margin: Net interest income totaling $121.8 million for the three months ended September 30, 2012 remained relatively unchanged as compared to both the second quarter of 2012 and the third quarter of 2011. On a tax equivalent basis, our net interest margin decreased 6 basis points to 3.46 percent in the third quarter of 2012 as compared to 3.52 percent for the second quarter of 2012, and decreased 40 basis points from 3.86 percent for the third quarter of 2011. The decrease in margin as compared to the linked second quarter of 2012 was mainly due to lower yields on new investment securities and loans caused by the current low level of market interest rates, partially offset by higher accretion recognized on purchased credit impaired (PCI) loans during the third quarter of 2012. See the “Net Interest Income and Margin” section below for more details.

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Loans: Total non-covered loans (i.e., loans which are not subject to our loss-sharing agreements with the FDIC) decreased by $255.9 million, or 9.1 percent on an annualized basis, to $10.9 billion at September 30, 2012 from June 30, 2012 largely due to our decision to sell the majority of our new and refinanced residential mortgage loans, some large repayments within the commercial loan portfolios, as well as continued strong competition for high quality commercial borrowers. However, our commercial real estate (including construction) loans and automobile loan portfolios experienced organic growth of $28.6 million and $11.1 million, or 2.4 percent and 5.7 percent on an annualized basis, respectively, during the third quarter of 2012. Total covered loans (i.e., loans subject to our loss-sharing agreements with the FDIC) decreased to $207.5 million, or 1.9 percent of our total loans, at September 30, 2012 as compared to $226.5 million at June 30, 2012, mainly due to normal payment activity.

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Investments: Other-than-temporary impairment charges recognized in earnings totaled $4.7 million ($2.7 million after taxes, or $0.01 per common share) during the third quarter of 2012 and related to previously impaired trust preferred securities issued by one bank holding company and one previously impaired private label mortgage-backed security. We recorded net gains on securities transactions totaling $1.5 million ($937 thousand after taxes, or less than $0.01 per common share) in the third quarter of 2012 as compared to $1.2 million ($754 thousand after taxes, or less than $0.01 per common share) and $863 thousand ($541 thousand after taxes, or less than $0.01 per common share) during the second quarter of 2012 and third quarter of 2011, respectively. The net gains in the third quarter of 2012 mainly relate to the gains on sales of $100.2 million in U.S. government and agency mortgage-backed securities and $19.4 million of corporate debt securities classified as available for sale, as well as net gains recognized due to the early issuer redemption of $75.7 million in trust preferred securities.

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Trading Mark to Market: Net trading gains and losses mainly represent non-cash mark to market gains and losses on our junior subordinated debentures carried at fair value. Net trading gains recognized for the third quarter of 2012 were immaterial and decreased $1.6 million and $770 thousand from the second quarter of 2012 and the third quarter of 2011, respectively.

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Income Tax Expense: Our effective tax rate increased to 36.2 percent for the third quarter of 2012 as compared to 30.4 percent for the second quarter of 2012, and 27.9 percent for the third quarter of 2011. The increase from these prior periods was largely due to the increase in pre-tax income for the third quarter of 2012 and its impact on the projected income and tax rate for the full year of 2012.

Valley National Bancorp (NYSE: VLY)

2012 Third Quarter Earnings

October 25, 2012

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Capital Strength: Our regulatory capital ratios continue to reflect Valley’s strong capital position. The Company’s total risk-based capital, Tier 1 capital, and leverage capital were 12.36 percent, 10.87 percent, and 8.07 percent, respectively, at September 30, 2012.

Gerald H. Lipkin, Chairman, President and CEO commented that “We are pleased to report the solid earnings growth for the third quarter of 2012, which was led by the strength of our residential mortgage refinance program, as well as the overall credit quality of our balance sheet. Our mortgage banking business continues to experience significant application inflows mainly through our low fixed-price refinance programs. Widening loan spreads and the current Federal Reserve monetary policies contributed to our increased focus on mortgage banking revenues during the quarter, while still maintaining the acceptable interest rate risk and mix of the loan categories within our $11.1 billion loan portfolio. During the fourth quarter of 2012 and into 2013, we expect the application pipeline and sales of new and refinanced mortgage loans to continue at a brisk pace as long as interest rates remain at current levels.” Mr. Lipkin added, “We have the operating capacity and a knowledgeable team in place to continue to take full advantage of the mortgage origination opportunities within our markets.”

Net Interest Income and Margin

Net interest income on a tax equivalent basis was $123.7 million for the third quarter of 2012 and remained relatively unchanged as compared to the second quarter of 2012 and the third quarter of 2011. Interest income on a tax equivalent basis increased $493 thousand from the second quarter of 2012 mainly due to a $121.3 million increase in average loans and higher accretion on PCI loans, partially offset by a $246.2 million decline in average taxable investment securities. The increase in interest income was more than offset by a $621 thousand increase in interest expense, which was mostly driven by a 3 basis point increase in the cost of average savings, NOW, and money market deposits and a $74.4 million increase in average time deposits.

The net interest margin on a tax equivalent basis was 3.46 percent for the third quarter of 2012, a decrease of 6 basis points from 3.52 percent in the linked second quarter of 2012, and a 40 basis point decline from 3.86 percent for the quarter ended September 30, 2011. The yield on average interest earning assets decreased by five basis points on a linked quarter basis mainly as a result of lower yields on average investment securities caused by the current low market yields on new securities, and calls and sales of higher yielding securities. The yield on average loans increased 3 basis points to 5.12 percent for the three months ended September 30, 2012 from the second quarter of 2012. However, interest income on loans included $2.1 million in accelerated interest accretion recognized on certain PCI loan pools that were fully repaid during the third quarter of 2012. Additionally, the repayment volume of higher yielding non-PCI loans remained elevated for the third quarter of 2012 and negatively impacted the overall yield on average loans. The cost of average interest bearing liabilities declined only one basis point from 1.63 percent in the second quarter of 2012 mainly due to a 4 basis point decline in the cost of average time deposits mainly resulting from the run-off of maturing higher rate certificates of deposit. The matured time deposits were largely replaced by lower rate retail certificates of deposit obtained through promotional campaigns in the third quarter. The cost of average savings, NOW and money market deposits increased 3 basis points from 0.37 percent in the second quarter of 2012 due, in part, to additional interest expense related to interest rate swaps hedging certain prime rate money market deposits. The swaps, with payments commencing in July 2012, require pay fixed/receive variable-rate amounts and have an aggregate notional amount of $100 million. The cost of short-term borrowings also increased 5 basis points to 0.44 percent for the third quarter of 2012 primarily due to the slightly higher costs of average short-term FHLB advances as compared to the second quarter of 2012. Our cost of total deposits was 0.52 percent for the third quarter of 2012 compared to 0.51 percent for the three months ended June 30, 2012.

We believe our margin may continue to face the risk of compression into the foreseeable future due to the current low level of interest rates on most interest earning asset alternatives. However, we continue to tightly manage our balance sheet and our cost of funds to optimize our returns.

Valley National Bancorp (NYSE: VLY)

2012 Third Quarter Earnings

October 25, 2012

Credit Quality

Total loan delinquencies (including loans past due 30 days or more and non-accrual loans) as a percentage of total loans were 1.53 percent at September 30, 2012 as compared to 1.38 percent at June 30, 2012 and 1.73 percent at September 30, 2011. Our past due loans and non-accrual loans discussed below exclude PCI loans. Valley’s PCI loans consist of loans that were acquired as part of FDIC-assisted transactions (the “covered loans”) in 2010 and loans subsequently acquired or purchased by Valley, primarily consisting of loans acquired from State Bancorp on January 1, 2012. Under U.S. GAAP, the PCI loans (acquired at a discount that is due, in part, to credit quality) are accounted for on a pool basis and are not subject to delinquency classification in the same manner as loans originated by Valley.

Loans past due 30 to 89 days increased $17.1 million to $47.1 million at September 30, 2012 compared to June 30, 2012 mainly due to higher delinquencies within commercial and industrial loans and residential mortgage loans. Within this past due category, commercial and industrial loans increased $15.2 million to $17.5 million at September 30, 2012 due, in part, to an $8.9 million impaired loan with $3.7 million in related specific reserves included in our total allowance for loan losses and a $4.6 million matured performing loan in the normal process of renewal. Residential mortgage loans past due 30 to 89 days also increased $7.0 million to $17.1 million at September 30, 2012. Valley believes the mortgage loans in this past due category are well secured, in the process of collection and do not represent a material negative trend within the residential mortgage portfolio.

Loans past due 90 days or more and still accruing increased $1.0 million to $2.5 million, or 0.02 percent of total loans, at September 30, 2012 compared to $1.5 million, or 0.01 percent at June 30, 2012. The increase was mainly due to one matured performing construction loan in the normal process of renewal that totaled approximately $1.0 million at September 30, 2012.

Total non-performing assets (“NPAs”), consisting of non-accrual loans, other real estate owned (OREO), other repossessed assets and non-accrual debt securities, totaled $185.3 million at September 30, 2012 compared to $195.4 million at June 30, 2012. The $10.1 million decrease in NPAs from June 30, 2012 was largely due to a $4.8 million decline in non-accrual loans, mainly within the commercial real estate and construction loan categories caused, in part, by several full payoffs of impaired loans, as well as a $5.1 million decrease in the estimated fair value of non-accrual debt securities (consisting of other-than-temporarily impaired trust preferred securities classified as available for sale) totaling $40.8 million at September 30, 2012. The non-accrual debt securities had total combined unrealized losses (non-credit impairment) of $6.4 million and $5.8 million at September 30, 2012 and June 30, 2012, respectively. Of the $4.7 million in other-than-temporary impairment charges recognized in earnings during the third quarter of 2012, $4.5 million related to trust preferred securities within the non-accrual debt securities category.

Non-accrual loans decreased $4.8 million to $121.4 million at September 30, 2012 as compared to $126.2 million at June 30, 2012 mainly due to the aforementioned declines in the commercial real estate and construction loan categories, and despite the addition of $3.0 million of reclassified performing residential and home equity loans to non-accrual status due to the implementation of new OCC guidance during the third quarter of 2012. Although the timing of collection is uncertain, management believes that most of the non-accrual loans are well secured and largely collectible based on, in part, our quarterly review of impaired loans. Our impaired loans, mainly consisting of non-accrual and troubled debt restructured commercial and commercial real estate loans, totaled $200.3 million at September 30, 2012 and had $23.9 million in related specific reserves included in our total allowance for loan losses. OREO (which consists of 27 commercial and residential properties) and other repossessed assets, excluding OREO subject to loss-sharing agreements with the FDIC, totaled $15.4 million and $7.7 million, respectively, at September 30, 2012 as compared to $14.7 million and $8.5 million, respectively, at June 30, 2012. Loan foreclosure transfers to OREO totaled approximately $2.6 million (net of partial charge-offs to the allowance for loan losses totaling $494 thousand) during the third quarter of 2012.

Valley National Bancorp (NYSE: VLY)

2012 Third Quarter Earnings

October 25, 2012

Troubled debt restructured loans (“TDRs”) represent loan modifications for customers experiencing financial difficulties where a concession has been granted. Performing TDRs (i.e., TDRs not reported as loans 90 days or more past due and still accruing or as non-accrual loans) totaled $109.3 million at September 30, 2012 and consisted of 84 loans (primarily in the commercial and industrial loan and commercial real estate portfolios) as compared to 85 loans totaling $113.6 million at June 30, 2012. On an aggregate basis, the $109.3 million in performing TDRs at September 30, 2012 had a modified weighted average interest rate of approximately 4.85 percent as compared to a pre-modification weighted average interest rate of 5.64 percent.

With a non-covered loan portfolio totaling $10.9 billion, net loan charge-offs on non-covered loans for the third quarter of 2012 totaled $5.9 million as compared to $8.7 million for the second quarter of 2012 and $4.8 million for the third quarter of 2011. The decrease from the second quarter of 2012 was largely due to a decline in the partial charge-offs related to collateral valuations of impaired loans. There were $2.3 million in charge-offs on loans in our impaired covered loan pools for the third quarter of 2012 as compared to $1.8 million and $6.1 million of charge-offs in the second quarter of 2012 and the third quarter of 2011, respectively. Charge-offs on impaired covered loan pools are substantially covered by loss-sharing agreements with the FDIC.

The following table summarizes the allocation of the allowance for credit losses to specific loan categories and the allocation as a percentage of each loan category at September 30, 2012, June 30, 2012 and September 30, 2011:

	September 30, 2012		June 30, 2012		September 30, 2011
	Allowance Allocation	Allocation as a % of Loan Category	Allowance Allocation	Allocation as a % of Loan Category	Allowance Allocation	Allocation as a % of Loan Category
Loan Category:

Commercial and Industrial loans*	$60,463	2.85%	$63,521	2.93%	$62,717	3.44%

Commercial real estate loans:
Commercial real estate	25,872	0.58%	20,900	0.47%	20,079	0.58%
Construction	13,373	3.07%	12,632	3.07%	14,614	3.53%

Total commercial real estate loans	39,245	0.80%	33,532	0.69%	34,693	0.89%

Residential mortgage loans	9,795	0.39%	10,678	0.39%	10,158	0.47%

Consumer loans:
Home equity	1,666	0.34%	1,872	0.37%	2,794	0.58%
Auto and other consumer	3,997	0.42%	3,937	0.42%	7,297	0.79%

Total consumer loans	5,663	0.39%	5,809	0.41%	10,091	0.72%

Unallocated	6,939	—	7,225	—	7,455	—

Allowance for non-covered loans and unfunded letters of credit	122,105	1.12%	120,765	1.08%	125,114	1.34%

Allowance for covered loans	9,492	4.57%	11,771	5.20%	12,587	4.08%

Total allowance for credit losses	$131,597	1.18%	$132,536	1.16%	$137,701	1.44%

*	Includes the reserve for unfunded letters of credit.

The allowance for non-covered loans and unfunded letters of credit as a percentage of total non-covered loans was 1.12 percent at September 30, 2012 as compared to 1.08 percent and 1.34 percent at June 30, 2012 and

Valley National Bancorp (NYSE: VLY)

2012 Third Quarter Earnings

October 25, 2012

September 30, 2011, respectively. The allocation percentages for the commercial and industrial loan category shown in the table above declined from the second quarter of 2012 as loss experience and the outlook for the portfolio improved during the third quarter of 2012, while allocations for commercial real estate loans increased mainly due to higher charge-off activity. The allocation percentage in both the commercial and commercial real estate loan categories decreased from September 30, 2011 largely due to non-covered PCI loans acquired from State Bancorp on January 1, 2012 and commercial real estate loans purchased from another financial institution in March 2012. The PCI loans were recorded at fair value upon acquisition based on an initial estimate of expected cash flows, including a reduction for estimated credit losses and, in the case of State Bancorp, without carryover of the loan portfolio’s historical allowance for loan losses. The PCI loans are accounted for on a pool basis and were initially recorded net of fair valuation discounts related to credit which may be used to absorb potential future losses on such loans before any allowance for loan losses is recognized subsequent to acquisition. The remaining credit discount that may be used for future losses totaled $52.9 million for non-covered PCI loans with carrying amounts of $1.1 billion at September 30, 2012. Additionally, the allocated reserves for auto and other consumer loans declined from September 30, 2011 as loss experience and the outlook for the automobile portfolio continued to improve throughout 2012. Our allowance for non-covered loans and unfunded letters of credit as a percentage of total non-covered loans (excluding non-covered PCI loans with carrying values totaling approximately $1.1 billion) was 1.24 percent at September 30, 2012 as compared to 1.20 percent at June 30, 2012.

Loans and Deposits

Non-Covered Loans. Non-covered loans are loans not subject to loss-sharing agreements with the FDIC. Non-covered loans decreased $255.9 million to approximately $10.9 billion at September 30, 2012 from June 30, 2012 mainly due to refinance activity within the residential mortgage loan portfolio. Residential mortgage loans decreased $245.5 million from June 30, 2012 mostly due to a large amount of refinance activity within our loans held for investment portfolio during the third quarter, of which many of the new loans were either sold in the secondary market or held for sale at September 30, 2012. Loans held for sale carried at fair value increased to $149.1 million (with $141.4 million in unpaid contractual balances) at September 30, 2012 as compared to $30.0 million (with $28.7 million in unpaid contractual balances) at June 30, 2012. Our residential origination mortgage pipeline has remained very robust mainly due to the continued success of our low fixed-price refinance programs and the current low level of market interest rates. During the third quarter of 2012, we originated over $451 million in new and refinanced residential mortgage loans and only retained approximately 18 percent of these loans in our loan portfolio at September 30, 2012. Loan servicing rights recognized for the retained servicing of the loans sold during the third quarter totaled $4.4 million at September 30, 2012. We expect to continue an “originate and sell” model for a large portion of our mortgage loan originations during the fourth quarter and into 2013 assuming that market conditions do not adversely change. During the early part of the fourth quarter of 2012, application volume continues to be very strong. Our residential mortgage refinance activity in New York is beginning to take hold and we are optimistic that the refinance volume should remain strong at least into the foreseeable future. Commercial and industrial loans decreased $46.8 million from June 30, 2012 mainly due to soft loan demand, full loan repayments from a few large borrowers, including loans which were internally criticized, as well as the continued impact of strong market competition for quality credits on our ability to achieve growth in this loan category. Home equity loans declined $7.4 million from June 30, 2012 as origination volumes continued to be outpaced by normal loan payments and prepayments. Commercial real estate loans (including construction loans) increased $28.6 million, or 2.4 percent on an annualized basis, from June 30, 2012 to $4.9 billion at September 30, 2012. The quarter over quarter growth in this loan category is largely a product of improved single-family housing and apartment building construction loan demand within certain areas of our New Jersey market. Automobile loans also increased by $11.1 million, or 5.7 percent on an annualized basis, to $789.2 million at September 30, 2012 as compared to June 30, 2012 due, in part, to $12.4 million in purchased loans during the third quarter. From time to time, the Bank purchases automobile loans originated by, and sometimes serviced by, other financial institutions based on several factors, including current loan origination volumes, market interest rates, excess liquidity and other asset/liability management strategies.

Valley National Bancorp (NYSE: VLY)

2012 Third Quarter Earnings

October 25, 2012

All of the purchased automobile loans are selected using Valley’s normal underwriting criteria at the time of purchase.

Covered Loans. PCI loans for which Valley National Bank will share losses with the FDIC are referred to as “covered loans,” and consist of loans acquired from LibertyPointe Bank and The Park Avenue Bank as a part of FDIC-assisted transactions during 2010. Our covered loans consist primarily of commercial real estate loans and commercial and industrial loans and totaled $207.5 million at September 30, 2012 as compared to $226.5 million at June 30, 2012. Consistent with our PCI loans acquired and purchased during the first quarter of 2012, all of our covered loans are PCI loans accounted for on a pool basis. For loan pools with better than originally expected cash flows, the forecasted increase in cash flows is recorded as a prospective adjustment to our interest income on loans over future periods. Additionally, on a prospective basis, we reduce the FDIC loss-share receivable by the guaranteed portion of the additional cash flows expected to be received from borrowers on those loan pools. During the third quarter of 2012, we reduced our FDIC loss-share receivable by $2.1 million due to the prospective recognition of the effect of additional cash flows from pooled loans with a corresponding reduction in non-interest income for the period, as compared to $2.2 million during the second quarter of 2012.

Deposits. Total deposits increased $49.1 million to approximately $10.9 billion at September 30, 2012 from June 30, 2012 mostly due to higher time deposit balances. Valley’s time deposits totaling $2.7 billion at September 30, 2012 increased $73.6 million as compared to June 30, 2012 largely due to the success of retail promotional campaigns for short-term certificates of deposit, partially offset by the continued run-off of maturing higher cost certificates of deposit. Valley’s non-interest bearing deposits totaling $3.2 billion at September 30, 2012 moderately declined by $25.4 million from June 30, 2012 partly due to the better short-term time deposit rates offered by Valley. Savings, NOW and money market accounts remained relatively unchanged at September 30, 2012 as compared to June 30, 2012.

Non-Interest Income

Non-interest income for the third quarter of 2012 increased $16.5 million from $24.0 million for the linked quarter ended June 30, 2012 largely due to a $21.9 million increase in net gains on sales of residential mortgage loans. The increase was primarily due to a higher level of loan originations for sale, resulting strong mortgage loan demand due to the current low level of interest rates, our success with low fixed-price refinance programs, and our shift to an “originate and sell” model during the third quarter of 2012. See “Loans and Deposits” section above for more details. The reduction in non-interest income attributable to the change in the FDIC loss-share receivable was $390 thousand compared to $7.0 million for the second quarter of 2012. The smaller reduction in non-interest income was primarily due to the reversal of the FDIC loss-share receivable related to the expiration of unused lines of credit covered under loss-sharing agreements during the second quarter of 2012. Other non-interest income decreased $7.0 million from $11.3 million for the three months ended June 30, 2012 largely due to the reversal of $7.4 million in liabilities related to these same expired and unused lines of credit assumed in FDIC-assisted transactions during the second quarter of 2012. Partially offsetting these increases in non-interest income, net impairment losses on securities increased $4.1 million from $550 thousand in the second quarter of 2012 and net trading gains decreased $1.6 million to $6 thousand for the third quarter of 2012 compared to the second quarter of 2012.

Non-Interest Expense

Non-interest expense increased by $1.7 million from $91.5 million for the linked quarter ended June 30, 2012 mainly due to a $2.2 million increase in other non-interest expense caused, in part, by higher OREO expenses during the third quarter of 2012, as well as increases in several general expense categories. The FDIC insurance

Valley National Bancorp (NYSE: VLY)

2012 Third Quarter Earnings

October 25, 2012

assessment and net occupancy and equipment expenses also increased $707 thousand and $563 thousand, respectively, as compared to the linked quarter. Partially offsetting the increases to non-interest expense, salary and employee benefit expense decreased $1.9 million from $51.2 million for the second quarter of 2012 mainly due to lower payroll taxes and cash incentive compensation accruals.

Income Tax Expense

Income tax expense was $22.4 million and $13.7 million for the three months ended September 30, 2012 and 2011, respectively. The effective tax rate increased by 8.3 percent to 36.2 percent for the third quarter of 2012 as compared to 27.9 percent for the third quarter of 2011 largely due to the significant increase in pre-tax income during the third quarter of 2012 and its impact on the projected income and tax rate for the full year of 2012.

Income tax expense was $52.0 million and $56.0 million for the nine months ended September 30, 2012 and 2011, respectively. The effective tax rate decreased by 1.2 percent to 32.8 percent for the nine months ended September 30, 2012 as compared to 34.0 percent for the same period of 2011 mainly due to an $8.5 million incremental tax provision in 2011 related to a change in state tax law, partially offset by the aforementioned increase in pre-tax income during the third quarter of 2012.

For the fourth quarter of 2012, we anticipate that our effective tax rate will approximate 33 percent.

About Valley

Valley National Bancorp is a regional bank holding company headquartered in Wayne, New Jersey with approximately $15.8 billion in assets. Its principal subsidiary, Valley National Bank, currently operates 210 branches in 147 communities serving 16 counties throughout northern and central New Jersey, Manhattan, Brooklyn, Queens and Long Island. Valley National Bank is one of the largest commercial banks headquartered in New Jersey and is committed to providing the most convenient service, the latest in product innovations and an experienced and knowledgeable staff with a high priority on friendly customer service 24 hours a day, 7 days a week. For more information about Valley National Bank and its products and services, please visit www.valleynationalbank.com or call Customer Service, 24/7 at 800-522-4100.

Forward Looking Statements

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, acquisitions, relationships, opportunities, taxation, technology, market conditions and economic expectations. These statements may be identified by such forward-looking terminology as “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:

•	a severe decline in the general economic conditions of New Jersey and the New York Metropolitan area;

•	declines in value in our investment portfolio, including additional other-than-temporary impairment charges on our investment securities;

•	unanticipated deterioration in our loan portfolio;

•	an unanticipated reduction in our “originate and sell” residential mortgage strategy or a slowdown in residential mortgage loan refinance activity;

Valley National Bancorp (NYSE: VLY)

2012 Third Quarter Earnings

October 25, 2012

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Valley’s inability to pay dividends at current levels, or at all, because of inadequate future earnings, regulatory restrictions or limitations, and changes in the composition of qualifying regulatory capital and minimum capital requirements (including those resulting from the U.S. implementation of Basel III requirements);

•	higher than expected increases in our allowance for loan losses;

•	higher than expected increases in loan losses or in the level of nonperforming loans;

•	unexpected changes in interest rates;

•	higher than expected tax rates, including increases resulting from changes in tax laws, regulations and case law;

•	an unexpected decline in real estate values within our market areas;

•	charges against earnings related to the change in fair value of our junior subordinated debentures;

•	higher than expected FDIC insurance assessments;

•	the failure of other financial institutions with whom we have trading, clearing, counterparty and other financial relationships;

•	lack of liquidity to fund our various cash obligations;

•	unanticipated reduction in our deposit base;

•	potential acquisitions that may disrupt our business;

•	government intervention in the U.S. financial system and the effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve;

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legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and related regulations) subject us to additional regulatory oversight which may result in increased compliance costs and/or require us to change our business model;

•	changes in accounting policies or accounting standards;

•	our inability to promptly adapt to technological changes;

•	our internal controls and procedures may not be adequate to prevent losses;

•	claims and litigation pertaining to fiduciary responsibility, environmental laws and other matters;

•	the inability to realize expected cost savings and revenue synergies from the merger of State Bancorp with Valley in the amounts or in the timeframe anticipated;

•	inability to retain State Bancorp’s customers and employees;

•	lower than expected cash flows from purchased credit impaired loans; and

•	other unexpected material adverse changes in our operations or earnings.

A detailed discussion of factors that could affect our results is included in our SEC filings, including the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2011.

We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

#    #    #

-Tables to Follow-

VALLEY NATIONAL BANCORP

CONSOLIDATED FINANCIAL HIGHLIGHTS

SELECTED FINANCIAL DATA

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
($ in thousands, except for share data)	2012	2012	2011	2012	2011

FINANCIAL DATA:
Net interest income	$121,822	$122,071	$121,935	$371,352	$356,497
Net interest income - FTE (4)	123,706	123,834	123,611	376,689	360,833
Non-interest income (2)	40,496	24,030	20,203	87,121	98,525
Non-interest expense	93,219	91,510	85,302	279,277	252,211
Income tax expense	22,402	14,366	13,696	52,046	56,004
Net income	39,447	32,820	35,357	106,798	108,836
Weighted average number of common shares outstanding:(5)
Basic	197,437,988	197,246,322	178,507,769	197,205,865	178,333,952
Diluted	197,437,988	197,250,168	178,508,382	197,206,303	178,338,310
Per common share data: (5)
Basic earnings	$0.20	$0.17	$0.20	$0.54	$0.61
Diluted earnings	0.20	0.17	0.20	0.54	0.61
Cash dividends declared	0.16	0.16	0.16	0.49	0.49
Book value	7.67	7.62	7.32	7.67	7.32
Tangible book value (1)	5.39	5.35	5.42	5.39	5.42
Tangible common equity to tangible assets(1)	6.94%	6.78%	6.96%	6.94%	6.96%
Closing stock price - high	$10.93	$12.44	$13.42	$12.59	$13.52
Closing stock price - low	9.17	10.28	9.42	9.17	9.42

CORE ADJUSTED FINANCIAL DATA: (1)
Net income, as adjusted	$42,171	$33,139	$35,357	$109,841	$109,353
Basic earnings per share, as adjusted	0.21	0.17	0.20	0.56	0.61
Diluted earnings per share, as adjusted	0.21	0.17	0.20	0.56	0.61

FINANCIAL RATIOS:					`
Net interest margin	3.41%	3.47%	3.80%	3.51%	3.71%
Net interest margin - FTE (4)	3.46	3.52	3.86	3.56	3.76
Annualized return on average assets	0.99	0.83	0.99	0.90	1.02
Annualized return on average shareholders’ equity	10.45	8.75	10.74	9.52	11.07
Annualized return on average tangible shareholders’ equity (1)	14.86	12.49	14.52	13.60	14.99
Efficiency ratio (6)	57.43	62.63	60.01	60.91	55.43

CORE ADJUSTED FINANCIAL RATIOS: (1)
Annualized return on average assets, as adjusted	1.05%	0.84%	0.99%	0.92%	1.02%
Annualized return on average shareholders’ equity as adjusted	11.18	8.84	10.74	9.79	11.12
Annualized return on average tangible shareholders’ equity, as adjusted	15.89	12.61	14.52	13.98	15.07
Efficiency ratio, as adjusted	55.81	62.40	60.01	60.23	55.33

AVERAGE BALANCE SHEET ITEMS:
Assets	$15,994,973	$15,791,048	$14,283,783	$15,833,646	$14,258,029
Interest earning assets	14,283,862	14,078,025	12,821,312	14,107,866	12,803,553
Loans	11,419,251	11,297,942	9,642,366	11,225,330	9,574,183
Interest bearing liabilities	11,213,688	11,018,929	10,295,144	11,091,621	10,331,193
Deposits	11,028,027	10,930,351	9,788,550	10,985,273	9,705,926
Shareholders’ equity	1,509,403	1,499,516	1,316,733	1,495,734	1,310,750

VALLEY NATIONAL BANCORP

CONSOLIDATED FINANCIAL HIGHLIGHTS

	As Of
($ in thousands)	September 30, 2012	June 30, 2012	December 31, 2011	September 30, 2011
BALANCE SHEET ITEMS:
Assets	$15,771,134	$16,018,244	$14,244,507	$14,231,155
Total loans	11,148,938	11,423,852	9,799,641	9,600,087
Non-covered loans	10,941,405	11,197,315	9,527,797	9,317,691
Deposits	10,920,800	10,871,679	9,673,102	9,620,339
Shareholders’ equity	1,513,323	1,503,073	1,266,248	1,307,102

CAPITAL RATIOS:
Tier 1 leverage ratio	8.07%	8.10%	8.07%	8.10%
Risk-based capital - Tier 1	10.87	10.53	10.92	10.82
Risk-based capital - Total Capital	12.36	12.16	12.75	12.65

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
($ in thousands)	2012	2012	2011	2012	2011
ALLOWANCE FOR CREDIT LOSSES:
Beginning balance - Allowance for credit losses	$132,536	$135,576	$140,893	$136,185	$126,504
Loans charged-off: (3)
Commercial and industrial	(3,649)	(5,406)	(9,297)	(13,862)	(19,025)
Commercial real estate	(3,214)	(4,895)	(719)	(8,679)	(5,173)
Construction	(522)	(484)	(520)	(1,516)	(520)
Residential mortgage	(870)	(583)	(269)	(2,629)	(1,495)
Consumer	(1,111)	(1,015)	(1,251)	(3,609)	(4,364)

Total loans charged-off	(9,366)	(12,383)	(12,056)	(30,295)	(30,577)

Charged-off loans recovered:
Commercial and industrial	601	1,304	559	2,910	1,748
Commercial real estate	16	66	2	202	28
Construction	—	50	—	50	197
Residential mortgage	13	111	16	638	106
Consumer	547	407	504	1,555	1,724

Total loans recovered	1,177	1,938	1,081	5,355	3,803

Net charge-offs	(8,189)	(10,445)	(10,975)	(24,940)	(26,774)
Provision charged for credit losses	7,250	7,405	7,783	20,352	37,971

Ending balance - Allowance for credit losses	$131,597	$132,536	$137,701	$131,597	$137,701

Components of allowance for credit losses:
Allowance for non-covered loans	$119,755	$118,083	$122,775	$119,755	$122,775
Allowance for covered loans	9,492	11,771	12,587	9,492	12,587

Allowance for loan losses	129,247	129,854	135,362	129,247	135,362
Allowance for unfunded letters of credit	2,350	2,682	2,339	2,350	2,339

Allowance for credit losses	$131,597	$132,536	$137,701	$131,597	$137,701

Components of provision for credit losses:
Provision for losses on non-covered loans	$7,582	$7,429	$7,711	$20,385	$19,338
Provision for losses on covered loans	—	—	—	—	18,094
Provision for unfunded letters of credit	(332)	(24)	72	(33)	539

Provision for credit losses	$7,250	$7,405	$7,783	$20,352	$37,971

Annualized ratio of net charge-offs of non-covered loans to average loans	0.21%	0.31%	0.20%	0.25%	0.21%
Annualized ratio of total net charge-offs to average loans	0.29	0.37	0.46	0.30	0.37
Allowance for non-covered loan losses as a % of non-covered loans	1.09	1.05	1.32	1.09	1.32
Allowance for credit losses as a % of total loans	1.18	1.16	1.43	1.18	1.43

VALLEY NATIONAL BANCORP

CONSOLIDATED FINANCIAL HIGHLIGHTS

	As Of
($ in thousands)	September 30, 2012	June 30, 2012	December 31, 2011	September 30, 2011
ASSET QUALITY: (7)
Accruing past due loans:
30 to 89 days past due:
Commercial and industrial	$17,459	$2,275	$4,347	$9,866
Commercial real estate	6,236	11,483	13,115	22,220
Construction	—	270	2,652	—
Residential mortgage	16,961	10,148	8,496	12,556
Consumer	6,463	5,872	8,975	9,456

Total 30 to 89 days past due	47,119	30,048	37,585	54,098
90 or more days past due:
Commercial and industrial	—	512	657	164
Commercial real estate	221	—	422	268
Construction	1,024	—	1,823	2,216
Residential mortgage	1,051	727	763	721
Consumer	197	246	351	483

Total 90 or more days past due	2,493	1,485	4,016	3,852

Total accruing past due loans	$49,612	$31,533	$41,601	$57,950

Non-accrual loans:
Commercial and industrial	$12,296	$12,652	$26,648	$16,737
Commercial real estate	58,541	61,864	42,186	41,453
Construction	15,139	16,502	19,874	14,449
Residential mortgage	31,564	32,045	31,646	31,401
Consumer	3,831	3,165	3,910	3,645

Total non-accrual loans	121,371	126,228	124,264	107,685
Other real estate owned (8)	15,403	14,724	15,227	14,091
Other repossessed assets	7,733	8,548	796	822
Non-accrual debt securities (9)	40,779	45,921	27,151	—

Total non-performing assets (“NPAs”)	$185,286	$195,421	$167,438	$122,598

Performing troubled debt restructured loans	$109,282	$113,610	$100,992	$103,690
Total non-accrual loans as a % of loans	1.09%	1.10%	1.27%	1.12%
Total accruing past due and non-accrual loans as a % of loans	1.53	1.38	1.69	1.73
Allowance for losses on non-covered loans as a % of non-accrual loans	98.67	93.55	96.79	114.01
Non-performing purchased credit-impaired loans:(10)
Non-covered loans	$19,124	$19,827	$—	$—
Covered loans	59,526	66,571	76,701	83,676

VALLEY NATIONAL BANCORP

CONSOLIDATED FINANCIAL HIGHLIGHTS

NOTES TO SELECTED FINANCIAL DATA

(1)

This press release contains certain supplemental financial information, described in Notes (1) - (4), which has been determined by methods other than U.S. Generally Accepted Accounting Principles (“GAAP”) that management uses in its analysis of Valley’s performance. Management believes these non-GAAP financial measures provide information useful to investors in understanding Valley’s financial results. Specifically, Valley provides measures based on what it believes are its operating earnings on a consistent basis and excludes non-core operating items which affect the GAAP reporting of results of operations. Management utilizes these measures for internal planning and forecasting purposes. Management believes that Valley’s presentation and discussion, together with the accompanying reconciliations, provides a complete understanding of factors and trends affecting Valley’s business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results and Valley strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
($ in thousands, except for share data)	2012	2012	2011	2012	2011
Tangible book value per common share:
Common shares outstanding	197,429,718	197,259,926	178,526,632	197,429,718	178,526,632

Shareholders’ equity	$1,513,323	$1,503,073	$1,307,102	$1,513,323	$1,307,102
Less: Goodwill and other intangible assets	(449,315)	(447,260)	(339,850)	(449,315)	(339,850)

Tangible shareholders’ equity	$1,064,008	$1,055,813	$967,252	$1,064,008	$967,252
Tangible book value	$5.39	$5.35	$5.42	$5.39	$5.42
Tangible common equity to tangible assets:
Tangible shareholders’ equity	$1,064,008	$1,055,813	$967,252	$1,064,008	$967,252

Total assets	15,771,134	16,018,244	14,231,155	15,771,134	14,231,155
Less: Goodwill and other intangible assets	(449,315)	(447,260)	(339,850)	(449,315)	(339,850)

Tangible assets	$15,321,819	$15,570,984	$13,891,305	$15,321,819	$13,891,305
Tangible common equity to tangible assets	6.94%	6.78%	6.96%	6.94%	6.96%
Annualized return on average tangible equity:
Net income	$39,447	$32,820	$35,357	$106,798	$108,836

Average shareholders’ equity	1,509,403	1,499,516	1,316,733	1,495,734	1,310,750
Less: Average goodwill and other intangible assets	(447,622)	(448,451)	(342,506)	(448,449)	(342,996)

Average tangible shareholders’ equity	$1,061,781	$1,051,065	$974,227	$1,047,285	$967,754
Annualized return on average tangible shareholders’ equity	14.86%	12.49%	14.52%	13.60%	14.99%
Adjusted net income available to common stockholders:
Net income, as reported	$39,447	$32,820	$35,357	$106,798	$108,836
Net impairment losses on securities recognized in earnings (net of tax)	2,724	319	—	3,043	517

Net income, as adjusted	42,171	33,139	35,357	109,841	109,353
Adjusted per common share data:
Net income, as adjusted	$42,171	$33,139	$35,357	$109,841	$109,353
Average number of basic shares outstanding	197,437,988	197,246,322	178,507,769	197,205,865	178,333,952
Basic earnings, as adjusted	$0.21	$0.17	$0.20	$0.56	$0.61
Average number of diluted shares outstanding	197,437,988	197,250,168	178,508,382	197,206,303	178,338,310
Diluted earnings, as adjusted	$0.21	$0.17	$0.20	$0.56	$0.61
Adjusted annualized return on average assets:
Net income, as adjusted	$42,171	$33,139	$35,357	$109,841	$109,353
Average assets	15,994,973	15,791,048	14,283,783	15,833,646	14,258,029
Annualized return on average assets, as adjusted	1.05%	0.84%	0.99%	0.92%	1.02%
Adjusted annualized return on average shareholders’ equity:
Net income, as adjusted	$42,171	$33,139	$35,357	$109,841	$109,353
Average shareholders’ equity	1,509,403	1,499,516	1,316,733	1,495,734	1,310,750
Annualized return on average shareholders’ equity, as adjusted	11.18%	8.84%	10.74%	9.79%	11.12%

VALLEY NATIONAL BANCORP

CONSOLIDATED FINANCIAL HIGHLIGHTS

NOTES TO SELECTED FINANCIAL DATA — CONTINUED

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
($ in thousands, except for share data)	2012	2012	2011	2012	2011
Adjusted annualized return on average tangible shareholders’ equity:
Net income, as adjusted	$42,171	$33,139	$35,357	$109,841	$109,353
Average tangible shareholders’ equity	1,061,781	1,051,065	974,227	1,047,285	967,754
Annualized return on average tangible shareholders’ equity, as adjusted	15.89%	12.61%	14.52%	13.98%	15.07%
Adjusted efficiency ratio:
Non-interest expense	$93,219	$91,510	$85,302	$279,277	$252,211

Net interest income	121,822	122,071	121,935	371,352	356,497
Non-interest income	40,496	24,030	20,203	87,121	98,525
Add: Net impairment losses on securities recognized in earnings	4,697	550	—	5,247	825

Gross operating income, as adjusted	$167,015	$146,651	$142,138	$463,720	$455,847
Efficiency ratio, as adjusted	55.81%	62.40%	60.01%	60.23%	55.33%

(2) Non-interest income includes net trading gains (losses):
Trading securities	$65	$(151)	$136	$166	$523
Junior subordinated debentures	(59)	1,760	640	461	2,587

Total trading gains, net	$6	$1,609	$776	$627	$3,110

(3) Total loans charged-off includes the following covered loan charge-offs:
Commercial and industrial	$(2,278)	$(1,273)	$(6,131)	$(3,551)	$(11,736)
Commercial real estate	—	—	—	—	(38)
Construction	—	(484)	—	(484)	—
Residential mortgage	—	—	—	—	(110)

Total covered loans charged-off	$(2,278)	$(1,757)	$(6,131)	$(4,035)	$(11,884)

(4)

Net interest income and net interest margin are presented on a tax equivalent basis using a 35 percent federal tax rate. Valley believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules.

(5)	Share data reflects the five percent common stock dividend issued on May 25, 2012.
(6)	The efficiency ratio measures Valley’s total non-interest expense as a percentage of net interest income plus total non-interest income.
(7)

Past due loans and non-accrual loans exclude loans that were acquired as part of FDIC-assisted transactions (covered loans) and acquired or purchased loans during 2012. These loans are accounted for on a pool basis under U.S. GAAP and are not subject to delinquency classification in the same manner as loans originated by Valley.

(8)

Excludes OREO properties related to FDIC-assisted transactions totaling $11.2 million at September 30, 2012 and June 30, 2012, and $6.4 million and $6.2 million at December 31, 2011 and September 30, 2011, respectively. These assets are covered by the loss-sharing agreements with the FDIC.

(9)

Includes other-than-temporarily impaired trust preferred securities classified as available for sale, which are presented at carrying value (net of unrealized losses totaling $6.4 million, $5.8 million, and $24.6 million) at September 30, 2012, June 30, 2012, and December 31, 2011, respectively, after recognition of all credit impairments.

(10)

Represent acquired and purchased loans meeting Valley’s definition of non-performing loan (i.e., non-accrual loans), but are not subject to such classification under U.S. GAAP because the loans are accounted for on a pooled basis and are excluded from the non-accrual loans in the table above.

SHAREHOLDER RELATIONS

Requests for copies of reports and/or other inquiries should be directed to Dianne Grenz, Director of Shareholder and Public Relations, Valley National Bancorp, 1455 Valley Road, Wayne, New Jersey, 07470, by telephone at (973) 305-3380, by fax at (973) 696-2044 or by e-mail at dgrenz@valleynationalbank.com.

VALLEY NATIONAL BANCORP

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Unaudited)

(in thousands, except for share data)

	September 30, 2012	December 31, 2011
Assets
Cash and due from banks	$412,895	$372,566
Interest bearing deposits with banks	192,364	6,483
Investment securities:
Held to maturity, fair value of $1,689,413 at September 30, 2012 and $2,027,197 at December 31, 2011	1,624,575	1,958,916
Available for sale	673,911	566,520
Trading securities	22,104	21,938

Total investment securities	2,320,590	2,547,374

Loans held for sale, at fair value	149,067	25,169
Non-covered loans	10,941,405	9,527,797
Covered loans	207,533	271,844
Less: Allowance for loan losses	(129,247)	(133,802)

Net loans	11,019,691	9,665,839

Premises and equipment, net	276,071	265,475
Bank owned life insurance	338,286	303,867
Accrued interest receivable	55,548	52,527
Due from customers on acceptances outstanding	4,474	5,903
FDIC loss-share receivable	51,938	74,390
Goodwill	420,443	317,962
Other intangible assets, net	28,872	20,818
Other assets	500,895	586,134

Total Assets	$15,771,134	$14,244,507

Liabilities
Deposits:
Non-interest bearing	$3,206,283	$2,781,597
Interest bearing:
Savings, NOW and money market	4,992,748	4,390,121
Time	2,721,769	2,501,384

Total deposits	10,920,800	9,673,102

Short-term borrowings	288,865	212,849
Long-term borrowings	2,698,403	2,726,099
Junior subordinated debentures issued to capital trusts (includes fair value of $149,708 at September 30, 2012 and $160,478 at December 31, 2011 for VNB Capital Trust I)	190,594	185,598
Bank acceptances outstanding	4,474	5,903
Accrued expenses and other liabilities	154,675	174,708

Total Liabilities	14,257,811	12,978,259

Shareholders’ Equity*
Preferred stock, no par value, authorized 30,000,000 shares; none issued	—	—
Common stock, no par value, authorized 232,023,233 shares; issued 197,446,137 shares at September 30, 2012 and 178,717,806 shares at December 31, 2011	69,402	59,955
Surplus	1,387,895	1,179,135
Retained earnings	100,253	90,011
Accumulated other comprehensive loss	(44,063)	(62,441)
Treasury stock, at cost (16,419 common shares at September 30, 2012 and 34,776 common shares at December 31, 2011)	(164)	(412)

Total Shareholders’ Equity	1,513,323	1,266,248

Total Liabilities and Shareholders’ Equity	$15,771,134	$14,244,507

*	Share data reflects the five percent common stock dividend issued on May 25, 2012.

VALLEY NATIONAL BANCORP

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(in thousands, except for share data)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2012	2012	2011	2012	2011
Interest Income
Interest and fees on loans	$146,011	$143,812	$140,303	$438,283	$409,010
Interest and dividends on investment securities:
Taxable	15,733	18,114	26,552	54,598	84,734
Tax-exempt	3,424	3,227	3,109	9,770	8,043
Dividends	1,866	1,674	1,565	5,291	5,212
Interest on federal funds sold and other short-term investments	196	31	110	282	253

Total interest income	167,230	166,858	171,639	508,224	507,252

Interest Expense
Interest on deposits:
Savings, NOW and money market	5,051	4,690	4,961	15,095	14,722
Time	9,226	9,276	12,424	28,687	37,206
Interest on short-term borrowings	556	369	293	1,178	910
Interest on long-term borrowings and junior subordinated debentures	30,575	30,452	32,026	91,912	97,917

Total interest expense	45,408	44,787	49,704	136,872	150,755

Net Interest Income	121,822	122,071	121,935	371,352	356,497
Provision for losses on non-covered loans and unfunded letters of credit	7,250	7,405	7,783	20,352	19,877
Provision for losses on covered loans	—	—	—	—	18,094

Net Interest Income After Provision for Credit Losses	114,572	114,666	114,152	351,000	318,526

Non-Interest Income
Trust and investment services	1,947	1,984	1,769	5,705	5,744
Insurance commissions	3,228	3,283	3,416	11,947	11,496
Service charges on deposit accounts	6,513	6,086	5,616	18,545	16,908
Gains on securities transactions, net	1,496	1,204	863	2,543	20,034
Other-than-temporary impairment losses on securities	—	—	—	—	—
Portion recognized in other comprehensive income (before taxes)	(4,697)	(550)	—	(5,247)	(825)

Net impairment losses on securities recognized in earnings	(4,697)	(550)	—	(5,247)	(825)
Trading gains, net	6	1,609	776	627	3,110
Fees from loan servicing	1,173	1,149	989	3,481	3,356
Gains on sales of loans, net	25,055	3,141	2,890	31,362	8,060
Gains on sales of assets, net	195	256	179	483	382
Bank owned life insurance	1,674	1,632	1,989	5,265	5,575
Change in FDIC loss-share receivable	(390)	(7,022)	(1,577)	(7,502)	11,989
Other	4,296	11,258	3,293	19,912	12,696

Total non-interest income	40,496	24,030	20,203	87,121	98,525

Non-Interest Expense
Salary and employee benefits expense	49,267	51,214	45,125	151,507	133,359
Net occupancy and equipment expense	17,466	16,903	15,656	51,731	48,309
FDIC insurance assessment	3,915	3,208	2,993	10,742	9,624
Amortization of other intangible assets	2,696	2,532	3,351	7,186	7,109
Professional and legal fees	3,471	3,345	3,666	10,440	10,459
Advertising	1,723	1,841	2,185	5,252	6,370
Other	14,681	12,467	12,326	42,419	36,981

Total non-interest expense	93,219	91,510	85,302	279,277	252,211

Income Before Income Taxes	61,849	47,186	49,053	158,844	164,840
Income tax expense	22,402	14,366	13,696	52,046	56,004

Net Income	$39,447	$32,820	$35,357	$106,798	$108,836

Earnings Per Common Share*:
Basic	$0.20	$0.17	$0.20	$0.54	$0.61
Diluted	0.20	0.17	0.20	0.54	0.61
Cash Dividends Declared per Common Share*	0.16	0.16	0.16	0.49	0.49
Weighted Average Number of Common Shares Outstanding*:
Basic	197,437,988	197,246,322	178,507,769	197,205,865	178,333,952
Diluted	197,437,988	197,250,168	178,508,382	197,206,303	178,338,310

*	Share data reflects the five percent common stock dividend issued on May 25, 2012.

VALLEY NATIONAL BANCORP

LOAN PORTFOLIO

(in thousands)

	9/30/2012	6/30/2012	3/31/2012	12/31/2011	09/30/2011
Non-covered Loans
Commercial and industrial	$2,118,870	$2,165,656	$2,170,378	$1,878,387	$1,833,211
Commercial real estate:
Commercial real estate	4,445,338	4,441,026	4,347,542	3,574,089	3,524,891
Construction	435,939	411,639	430,906	411,003	401,166

Total commercial real estate	4,881,277	4,852,665	4,778,448	3,985,092	3,926,057
Residential mortgage	2,499,554	2,745,101	2,531,166	2,285,590	2,172,601
Consumer:
Home equity	492,338	499,749	507,560	469,604	477,517
Automobile	789,248	778,181	764,082	772,490	785,443
Other consumer	160,118	155,963	145,703	136,634	122,862

Total consumer loans	1,441,704	1,433,893	1,417,345	1,378,728	1,385,822

Total non-covered loans	$10,941,405	$11,197,315	$10,897,337	$9,527,797	$9,317,691

Covered loans*	207,533	226,537	252,185	271,844	282,396

Total loans	$11,148,938	$11,423,852	$11,149,522	$9,799,641	$9,600,087

*	Loans that Valley National Bank will share losses with the FDIC are referred to as “covered loans”.

	Quarterly Analysis of Average Assets, Liabilities and Shareholders’ Equity and
	Net Interest Income on a Tax Equivalent Basis
	Quarter End - 09/30/2012			Quarter End - 06/30/2012			Quarter End - 03/31/2012			Quarter End - 12/31/2011			Quarter End - 09/30/2011
($ in thousands)	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate
Assets
Interest earning assets
Loans (1)(2)	$11,419,251	$146,051	5.12%	$11,297,942	$143,837	5.09%	$10,956,666	$148,470	5.42%	$9,710,251	$138,356	5.70%	$9,642,366	$140,305	5.82%
Taxable investments (3)	2,016,878	17,599	3.49%	2,263,054	19,788	3.50%	2,469,057	22,502	3.65%	2,406,927	24,838	4.13%	2,537,173	28,117	4.43%
Tax-exempt investments (1)(3)	505,010	5,268	4.17%	464,681	4,965	4.27%	439,927	4,799	4.36%	477,841	4,970	4.16%	464,873	4,783	4.12%
Federal funds sold and other interest bearing deposits	342,723	196	0.23%	52,348	31	0.24%	94,127	55	0.23%	250,912	149	0.24%	176,900	110	0.25%

Total interest earning assets	14,283,862	169,114	4.74%	14,078,025	168,621	4.79%	13,959,777	175,826	5.04%	12,845,931	168,313	5.24%	12,821,312	173,315	5.41%

Other assets	1,711,111			1,713,023			1,753,368			1,460,742			1,462,471

Total assets	$15,994,973			$15,791,048			$15,713,145			$14,306,673			$14,283,783

Liabilities and shareholders’ equity
Interest bearing liabilities:
Savings, NOW and money market deposits	$5,079,279	$5,051	0.40%	$5,064,315	$4,690	0.37%	$5,072,431	$5,354	0.42%	$4,463,682	$5,154	0.46%	$4,395,239	$4,961	0.45%
Time deposits	2,736,233	9,226	1.35%	2,661,794	9,276	1.39%	2,812,582	10,185	1.45%	2,584,980	11,085	1.72%	2,782,254	12,424	1.79%
Short-term borrowings	502,016	556	0.44%	376,150	369	0.39%	237,676	253	0.43%	185,091	244	0.53%	175,636	293	0.67%
Long-term borrowings (4)	2,896,160	30,575	4.22%	2,916,670	30,452	4.18%	2,918,216	30,885	4.23%	2,911,526	31,775	4.37%	2,942,015	32,026	4.35%

Total interest bearing liabilities	11,213,688	45,408	1.62%	11,018,929	44,787	1.63%	11,040,905	46,677	1.69%	10,145,279	48,258	1.90%	10,295,144	49,704	1.93%

Non-interest bearing deposits	3,212,515			3,204,242			3,111,959			2,786,865			2,611,057
Other liabilities	59,367			68,361			82,148			63,031			60,849
Shareholders’ equity	1,509,403			1,499,516			1,478,133			1,311,498			1,316,733

Total liabilities and shareholders’ equity	$15,994,973			$15,791,048			$15,713,145			$14,306,673			$14,283,783

Net interest income/interest rate spread (5)		$123,706	3.12%		$123,834	3.16%		$129,149	3.35%		$120,055	3.34%		$123,611	3.48%
Tax equivalent adjustment		(1,884)			(1,763)			(1,690)			(1,741)			(1,676)

Net interest income, as reported		$121,822			$122,071			$127,459			$118,314			$121,935

Net interest margin (6)			3.41%			3.47%			3.65%			3.68%			3.80%
Tax equivalent effect			0.05%			0.05%			0.05%			0.06%			0.06%

Net interest margin on a fully tax equivalent basis (6)			3.46%			3.52%			3.70%			3.74%			3.86%

(1)	Interest income is presented on a tax equivalent basis using a 35 percent federal tax rate.
(2)	Loans are stated net of unearned income and include non-accrual loans.
(3)	The yield for securities that are classified as available for sale is based on the average historical amortized cost.
(4)	Includes junior subordinated debentures issued to capital trusts which are presented separately on the consolidated statements of condition.
(5)

Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.

(6)	Net interest income as a percentage of total average interest earning assets.